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                          CERTIFICATE FOR RESTORATION,
               RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION
                             OF RIDEFILM CORPORATION

                             Pursuant to Section 312
                         of the General Corporation Law
                            of the State of Delaware

         Ridefilm Corporation, a Delaware corporation (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State on the 22nd day of December, 1993, recorded in the office of the Recorder of Deeds for New Castle County, and thereafter voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its certificate of incorporation, and hereby certifies as follows:

         1.  The name of the Corporation is Ridefilm Corporation.

         2. The registered office of the Corporation in the State of Delaware is located in New Castle County at Corporation Trust Center, 1209 Orange Street, City of Wilmington, 19801. The name and address of the registered agent of the Corporation is The Corporation Trust Company.

         3. The renewal and revival of the certificate of incorporation of the Corporation is to be perpetual.

         4. The Corporation was duly organized and carried on the business authorized by its certificate of incorporation until the 1st day of March A.D. 1996, at which time its certificate of incorporation became inoperative and void for non-payment of taxes. This certificate for renewal and revival is filed by authority of the duly elected directors of the Corporation in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, Ridefilm Corporation, has caused this Certificate for Restoration, Renewal and Revival of the Certificate of Incorporation to be executed by G. Mary Ruby, its authorized officer, this 3rd day of April, 1996.




                                                  RIDEFILM CORPORATION



                                                  By: /s/ G. Mary Ruby
                                                      --------------------------
                                                      Name: G. Mary Ruby
                                                      Title: Secretary